Exhibit 99.3

Citigroup Inc.

Programme for the issuance of

Medium Term Notes, Series M

A$250,000,000 Floating Rate Notes due 5 February 2018

The securities described herein have not been and will not be registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

1	Issuer:	Citigroup Inc.

2	Status of the Notes:	Senior

3	Currency:	Australian dollars

4	Aggregate Principal Amount:	A$250,000,000

5	Issue Date:	5 February 2013

6	Issue Price:	100.00%

7	Specified Denomination(s):	A$100,000 (However, the minimum subscription price for offers made in, to or from Australia was at least A$500,000)

8	Record Date:	The eighth calendar day before the relevant date for payment

9	Interest:	Interest bearing

(i) Interest Rate:

3 month AUD-BBR-BBSW plus 1.50% per annum.

For the purposes of calculating the above Interest Rate:

3 month AUD-BBR-BBSW means, for an Interest Period, the average mid rate for Bills having a tenor closest to the Interest Period as displayed on the “BBSW” page of the Reuters Monitor System on the first day of that Interest Period. However, if the average mid rate is not displayed by 10.30 am on that day, or if it is displayed but there is an obvious error in that rate, 3 month AUD-BBR-BBSW means the rate set by the Issuer in good faith at approximately 10.30 am on that day, having regard, to the extent possible, to the mid rate of the rates otherwise bid and offered for Bills of that tenor at or around that time; and

Bill has the meaning given to that term in the Bills of Exchange Act 1909 of Australia and reference to the acceptance of a Bill is to be interpreted in accordance with that Act.

	(ii) Interest Payment Dates:	Each 5 February, 5 May, 5 August and 5 November beginning on 5 May 2013 and ending on the Maturity Date

	(iii) Interest Period End Dates:	Interest Payment Dates

	(iv) Day Count Fraction:	Actual/365

10	Applicable Business Day Convention:	Modified Following Business Day Convention, Business Days are Sydney and New York.

11	Maturity Date:	5 February 2018

12	Maturity Redemption Amount:	Outstanding Principal Amount

13	Early Redemption:	Notes may be redeemed at the option of the Issuer for taxation reasons.

14	Early Redemption Date:	The redemption date specified in a notice delivered in accordance with the Conditions.

15	Early Redemption Amount:	Outstanding Principal Amount

16	Early Redemption Amount (Default):	Outstanding Principal Amount

17	Events of Default:

	(a) Early Termination Amount:	Outstanding Principal Amount

	(b) Any additional (or modifications to) Events of Default:	Not applicable

18	ISIN:	AU3FN0017786

19	Common Code:	088182022